Perma-Fix Environmental Services Appoints Ben Naccarato as
Chief Financial Officer

ATLANTA—February 27, 2009 —Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (“Perma-Fix”) today announced the appointment of Ben Naccarato to the position of Chief Financial Officer of the company.

Mr. Naccarato had been appointed Interim Financial Officer of Perma-Fix in October 2008 and previously held the position of Corporate Controller and Treasurer at the firm.  He has been with Perma-Fix since September 2004 and has twenty years experience in senior financial positions in the waste management and used oil industries. Prior to joining Perma-Fix, Mr. Naccarato served as Chief Financial Officer for Culp Petroleum Company Inc, a fuel distribution and used waste oil company. Prior to that, he spent fourteen years at Safety-Kleen Corp., Laidlaw Environmental Services Inc. and USPCI Inc., in various corporate and operational positions.

Dr. Louis F. Centofanti, chairman and CEO, stated, “It is with great pleasure that we announce Ben’s appointment as Chief Financial Officer of the company.  Since arriving at Perma-Fix over four years ago, he has consistently demonstrated superior abilities in the area of finance and has masterfully handled the role of Interim CFO over the past few months.   We look forward to his continued contributions to the company.”

About Perma-Fix Environmental Services

Perma-Fix is a national environmental services company, providing unique mixed waste and industrial waste management services. Perma-Fix has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 31